EXHIBIT 10.53
111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

February 1, 2018

Mr. Richard Garneau

Re: Agreement between Richard Garneau and Resolute FP Canada Inc.

Dear Mr. Garneau:

I am pleased to confirm your appointment to the position of Special Advisor to the CEO. You will be expected to dedicate approximately (5 days per month) to carry out the duties assigned to you by the CEO. The terms and conditions of this offer are described below.

Date of Appointment & Term
Your Appointment will be effective February 1, 2018 for a minimum period of 6 months after which time this agreement will be renewed for 6 months, unless either party informs the other party otherwise before June 1st 2018.
Annual Base Salary
As of your date of appointment, your base salary will be at a monthly rate of $20,000, payable in semi-monthly installments less applicable deductions. The semi-monthly installments will be deposited directly into your personal bank account. Your base salary will be subject to the Company’s currency policy for executives. For 2018, 51% of your base salary will be denominated in Canadian dollars and 49% will be denominated in US dollars.

Short Term Incentive Plan
You will not participate in the Company’s short term incentive plans adopted by the Company from time to time, including the 2018 Short Term Incentive Plan.

Long Term Incentive Plan
You will not participate in the Company’s Long Term Incentive Plan. Except as provided below, any rights accrued prior to this assignment, including the 2017 LTIP grant, will continue to vest as per the terms of the LTIP and your award agreements.

Retirement Plan
You will continue to be eligible to participate in the Company’s Defined Contribution Retirement Plan applicable to current permanent employees of the Resolute FP Canada Inc., as well as the DC Make Up Program applicable to Resolute’s Senior Management.

Health and Insurance Benefits
You will be eligible to participate in the Company’s Health and Insurance Benefits program applicable to current permanent employees of Resolute FP Canada Inc.

Vacation
You will not be eligible to participate in the Company’s vacation program and any statutory entitlement to vacation pay is included in your annual salary.

111 Duke Street, Suite 5000
Montréal, Québec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

Annual Medical Examination
You and your spouse will continue to be eligible to an annual medical examination with Medisys Health Group Inc. which is considered a taxable benefit.

Other
You will be expected to travel to carry out your duties and as such will be eligible to be reimbursed for all reasonable expenses associated with your role. The Company will assist in maintaining your L1A status for travel into the United States for Company business. The Company will continue to provide you with a computer and cell phone for the duration of the assignment. In addition, you will continue to be covered by the indemnification policy.

Termination
The Company may terminate your employment for cause at any time. In the unlikely event the Company terminates your employment contract before the expiry of its initial 6-month term for any reason other than cause, you will be entitled to receive an indemnity equivalent to your base salary for the remainder of the initial 6-month term. This indemnity will be paid as a salary continuance and your participation to the Company’s retirement and benefits plans will remain unchanged. This indemnity also applies to an early termination of the second 6-month term of the contract or any renewal thereof, other than in the event your employment is terminated for cause.

If the Company terminates your employment other than for cause and notwithstanding anything to the contrary in the LTIP and your award agreements, you will continue to vest in your long-term equity incentive awards as if you had remained employed by the Company until May 14, 2018. The preceding sentence amends your award agreements accordingly.

If you have any questions about this offer, please let us know. I look forward to your formal acceptance of this agreement.

Yves Laflamme
President and CEO

I have read the herein letter and hereby accept these terms and conditions.

___________________________________            ____________________
Richard Garneau                 Date